Exhibit 99.1

PERKINELMER, INC.

2008

DEFERRED COMPENSATION PLAN

as of January 1, 2008

TABLE OF CONTENTS

ARTICLE 1 Purpose and Construction	1
1.1 Purpose.	1
1.2 Status of Plan.	1
1.3 Effective Date.	1
ARTICLE 2 Definitions	2
2.1 “Account”	2
2.2 “Administrator”	2
2.3 “Base Salary”	2
2.4 “Beneficiary”	2
2.5 “Board”	2
2.6 “Change in Control”	2
2.7 “Code”	3
2.8 “Committee”	3
2.9 “Company”	3
2.10 “Company Stock Fund”	3
2.11 “Designated Executive”	4
2.12 “Elective Deferrals”	4
2.13 “Eligible Compensation”	4
2.14 “Eligible Director”	4
2.15 “Eligible Executive”	4
2.16 “Employer Contribution”	4
2.17 “ERISA”	4
2.18 “401(k) Excess Contribution”	4
2.19 “Measurement Fund”	5
2.20 “Normal Retirement Age”	5
2.21 “Participant”	5
2.22 “Participating Employers”	5
2.23 “Plan”	5
2.24 “Plan Year”	5
2.25 “Prior Plan”	5
2.26 “Specified Employee”	5
2.27 “Tax Reimbursement Distribution”	5
2.28 “Termination of Employment”	5
2.29 “Transition Election”	6
2.30 “Trust”	6
2.31 “Unforeseeable Emergency”	6
ARTICLE 3 Participation and Enrollment	7
3.1 Participation.	7
3.2 Termination of Participation.	7
ARTICLE 4 Deferral Elections	8
4.1 In General.	8
4.2 Timing of Election.	8
4.3 Irrevocability.	9

ARTICLE 5 Contributions and Accounts	10
5.1 Participant Accounts.	10
5.2 Vesting.	10
5.3 Timing of Credits.	10
5.4 Measurement Funds.	10
5.5 Special Transition Credit.	11
5.6 Deferrals from Other Plans.	11
5.7 Employment Taxes.	11
ARTICLE 6 Distributions	12
6.1 Distributions.	12
6.2 Election of Time and Form of Distribution.	12
6.3 Time of Distribution.	12
6.4 Form of Distribution.	13
6.5 Automatic Distribution.	13
6.6 Additional Distribution Provisions.	13
6.7 Subsequent Deferral Election.	14
6.8 Transition Election.	14
6.9 Restriction on Distribution to Specified Employees.	14
ARTICLE 7 Beneficiary Designation	15
7.1 Beneficiary.	15
7.2 Beneficiary Designation; Change.	15
7.3 No Beneficiary Designation.	15
7.4 Doubt as to Beneficiary.	15
ARTICLE 8 Leave of Absence/Disability	16
8.1 Paid Leave of Absence.	16
8.2 Unpaid Leave of Absence.	16
8.3 Disability.	16
ARTICLE 9 Termination, Amendment and Modification	17
9.1 Termination of the Plan.	17
9.2 Amendment and Termination.	17
ARTICLE 10 Administration	18
10.1 Committee Duties.	18
10.2 Agents.	18
10.3 Binding Effect of Decisions.	18
10.4 Indemnity of Committee.	18
10.5 Employer Information.	18
ARTICLE 11 Claims Procedures	19
11.1 Presentation of Claim.	19
11.2 Notification of Decision.	19
11.3 Review of a Denied Claim.	19
11.4 Decision on Review.	19
11.5 Legal Action.	20
ARTICLE 12 Trust	21
12.1 Establishment of the Trust.	21
12.2 Interrelationship of the Plan and the Trust.	21
12.3 Investment of Trust Assets.	21
12.4 Distributions from the Trust.	21
12.5 Termination of the Trust.	21

ARTICLE 13 Miscellaneous	22
13.1 Other Benefits and Agreements.	22
13.2 Unsecured General Creditor.	22
13.3 Withholding.	22
13.4 Payments that Would Violate Federal Securities Laws.	22
13.5 Deduction Limitation on Benefit Payments.	22
13.6 Nonassignability.	23
13.7 Not a Contract of Employment.	23
13.8 Furnishing Information.	23
13.9 Discharge of Obligations.	23
13.10 Governing Law.	23
13.11 Notice.	23
13.12 Successors.	24
13.13 Validity.	24
13.14 Incompetent.	24

ARTICLE 1

Purpose and Construction

1.1

Purpose. The purpose of the Plan is to provide non-employee directors and a select group of management and highly compensated employees who have contributed to, and are expected to continue to contribute to, the growth, development and business success of PerkinElmer, Inc. with an opportunity to defer receipt of their compensation in order to build savings.

1.2

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan is also intended to provide for deferred compensation that is subject to and compliant with the requirements of section 409A of the Code. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

1.3

Effective Date. The Plan is generally effective January 1, 2008, except that the provisions implementing the requirements of section 409A of the Code are effective January 1, 2005. This Plan replaces the Prior Plan, which remains in existence solely to hold amounts grandfathered from the application of section 409A of the Code to the extent that such amounts were earned and vested as of December 31, 2004 and not materially modified subsequent to January 1, 2005.

ARTICLE 2

Definitions

2.1	“Account” shall mean an account established for recordkeeping purposes with respect to each Participant the balance of which shall be adjusted in accordance with Article 5.

2.2	“Administrator” shall mean the Committee or its delegate, which may be an officer of the Company.

2.3	“Base Salary” shall mean an Eligible Employee’s stated base salary.

2.4	“Beneficiary” shall mean a validly designated beneficiary of a Participant.

2.5	“Board” shall mean the board of directors of the Company.

2.6

“Change in Control” shall mean an event or occurrence set forth in any one or more of clauses (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one or such clauses but is specifically exempted from another such clause) provided that such event is also described in Code section 409A(a)(2)(A)(v) and the regulations thereunder:

(a)

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of PerkinElmer if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of PerkinElmer (the “Outstanding PerkinElmer Common Stock”) or (B) the combined voting power of the then-outstanding securities of PerkinElmer entitled to vote generally in the election of directors (the “Outstanding PerkinElmer Voting Securities”); provided, however, that for purposes of this paragraph (a), none of the following acquisitions of Outstanding PerkinElmer Common Stock or Outstanding PerkinElmer Voting Securities shall constitute a Change in Control Event: (I) any acquisition directly from PerkinElmer (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of PerkinElmer, unless the Person exercising, converting or exchanging such security acquired such security directly from PerkinElmer or an underwriter or agent of PerkinElmer), (II) any acquisition by PerkinElmer, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PerkinElmer or any corporation controlled by PerkinElmer, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A) and (B) of clause (c) of this definition; or

(b)

such time as directors who are Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to PerkinElmer), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on [at the time this Plan was adopted by the Committee] or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving PerkinElmer or a sale or other disposition of all or substantially all of the assets of PerkinElmer (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding PerkinElmer Common Stock and Outstanding PerkinElmer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the surviving, resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns PerkinElmer or substantially all of PerkinElmer’s assets either directly or through one or more other entities) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding PerkinElmer Stock and Outstanding PerkinElmer Voting Securities, respectively; and (B) no Person beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

2.7	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to a Code section shall incorporate any final Treasury regulations issued thereunder.

2.8	“Committee” shall mean the Compensation and Benefits Committee of the Board.

2.9	“Company” shall mean PerkinElmer, Inc.

2.10	“Company Stock Fund” shall mean a Measurement Fund that is intended to invest primarily in the voting common stock of the Company.

2.11

“Designated Executive” shall mean, with respect to a Plan Year, an Eligible Executive with a Base Salary in excess of the compensation limit in effect under Code section 401(a)(17) (as from time to time adjusted) who is designated by the Administrator to receive 401(k) Excess Contributions. An Eligible Executive may be a Designated Executive for one Plan Year and not be a Designated Executive for subsequent Plan Years.

2.12	“Elective Deferrals” shall mean, collectively, any amount of Eligible Compensation that has been voluntarily deferred by a Participant.

2.13

“Eligible Compensation” shall mean (a) with respect to any Eligible Director, such Eligible Director’s cash retainer, annual stock grant, and such other director compensation as designated by the Board, and (b) with respect to any Eligible Executive, (i) up to fifty percent of Base Salary, (ii) up to one hundred percent of incentive bonus, (iii) up to one hundred percent of performance units, (iv) with respect to awards made prior to April 1, 2008, up to one hundred percent of restricted stock, and (v) such other compensation from time to time as determined by the Committee. It is intended that the composition of Eligible Compensation may vary by Eligible Executive and that, for any Eligible Executive, may vary over time. The Committee will determine the composition of Eligible Compensation, and any deferral limitations, in advance of the year in which the services giving rise to the compensation are performed, or at a later time but only if consistent with section 409A of the Code.

2.14	“Eligible Director” shall mean a non-employee director of the Company.

2.15	“Eligible Executive” shall mean an individual who satisfies both (a) and (b) below:

(a)

The individual is (i) an employee of a Participating Employer holding the position of Vice President or higher or (ii) an employee of a Participating Employer receiving a Base Salary (prior to any deferral under this Plan) in excess of $100,000 who reports directly to an officer of the Company, and

(b)	The individual is designated by the Administrator as eligible to participate in this Plan.

2.16	“Employer Contribution” shall mean an amount contributed by a Participating Employer to the Account of a Participant.

2.17

“ERISA” shall mean Title I of the Employee Retirement Income Security Act of 1974, as amended. References to a section of ERISA shall incorporate any final Department of Labor regulations issued thereunder.

2.18

“401(k) Excess Contribution” shall mean an Employer Contribution to the Account of each Designated Executive in an amount equal to 5% of the excess of such Designated Executive’s (a) Base Salary over (b) the compensation limit in effect under Code section 401(a)(17) (as from time to time adjusted).

2.19	“Measurement Fund” shall mean those investment funds made available by the Administrator in which a Participant’s Accounts will be treated as having been invested for purposes of this Plan.

2.20

“Normal Retirement Age” shall mean: (a) for all Participants who are employees, the attainment of age 55 (or older) while an employee of the Company or a Participating Employer with a minimum of 10 years of employment with the Company or Participating Employer and (b) for Eligible Directors, attainment of age 70 or of such other retirement age for Directors set forth in the By-Laws of the Company.

2.21	“Participant” shall mean an Eligible Director or Eligible Executive who meets the requirements for participation under Article 3.

2.22	“Participating Employers” shall mean the Company, and any affiliated employer designated as a “participating employer” by the Committee.

2.23	“Plan” shall mean this PerkinElmer, Inc. 2008 Deferred Compensation Plan, as amended from time to time.

2.24	“Plan Year” shall mean the calendar year.

2.25	“Prior Plan” shall mean the PerkinElmer, Inc. 1998 Deferred Compensation Plan.

2.26

“Specified Employee” shall mean an employee of the Company or other Participating Employer who, as of the date of the employee’s Termination of Employment, is a key employee of the Company, meeting the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5)) at any time during the 12-month period ending on December 31. If an employee is a key employee as of a December 31, the employee is treated as a key employee hereunder for the twelve-month period commencing the subsequent April 1. In accordance with Code section 416(i)(1)(A), no more than 50 people shall be treated as “officers” within the meaning of Code section 416(i)(1)(A)(i).

2.27

“Tax Reimbursement Distribution” shall mean a distribution from a Participant’s Account, made in accordance with Treas. Reg. § 1.409A-3(i)(1)(v) to reimburse the Participant in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon the Participant as a result of compensation paid or made available to the Participant under the Plan, including the amount of additional taxes imposed upon the Participant due to the distribution by the Company to reimburse such taxes, and such other expenses as permitted under Code section 409A. In no event will a Tax Reimbursement Distribution exceed the balance in the Participant’s Account.

2.28

“Termination of Employment” shall mean, with respect to a Participant who is an Eligible Executive, the earliest to occur of the following: (a) the date on which the level of bona fide services the Participant is expected to perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months); (b) the date immediately following a 6 month leave of absence, other than for a disability, unless the Participant retains a right to reemployment under an applicable statute or by contract; or (c) the date immediately following a 29 month leave of absence for a disability, unless otherwise terminated by the Company or the Participant, regardless of whether the employee retains a contractual right to reemployment. “Termination of Employment” as defined herein is intended to be interpreted consistently with “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

2.29

“Transition Election” shall mean an election pursuant to IRS Notice 2005-1, IRS regulations under section 409A of the Code, and IRS Announcement 2006-79, on or before December 31, 2007, in accordance with procedures made available by the Administrator, whereby Participants who were at that time employed by (or rendering service as a director of) the Company were given the opportunity to amend elections as to the time and form of payment of a Participant’s Account (and the Participant’s account under the Prior Plan); provided no such election shall alter a payment to be made in the year the election is made and no such election shall accelerate a future payment into the year the election is made. Upon the offering of a Transition Election, amounts held as “grandfathered” in the Prior Plan shall become subject to the terms of this Plan.

2.30	“Trust” shall mean one or more trusts pursuant to one or more trust agreements between the Company and the trustee named therein, as amended from time to time.

2.31

“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant or any of the Participant’s spouse, dependent (as defined in section 152(a) of the Code) or Beneficiary; (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseen circumstance arising as a result of events beyond the control of the Participant, and approved by the Committee in its sole control.

ARTICLE 3

Participation and Enrollment

3.1	Participation.

(a)

Elective Deferrals. Except as provided in (b) below, in order to become a Participant in the Plan, each Eligible Executive or Eligible Director shall complete, and the Administrator shall accept, an election to make Elective Deferrals under the Plan. Such elections shall comply with the requirements of Article 4 below.

(b)

Employer Contributions. Notwithstanding the foregoing, each Eligible Executive shall automatically become a Participant effective upon the earlier of (i) designation by the Administrator as a Designated Executive or (ii) the time an Employer Contribution is credited to his Account.

3.2	Termination of Participation. An individual who has become a Participant will remain a Participant until his or her entire Account has been distributed.

ARTICLE 4

Deferral Elections

4.1

In General. The election to defer the receipt of Eligible Compensation shall be made in the form prescribed by the Administrator and shall apply separately to each type of Eligible Compensation to be deferred. The Administrator may in its sole discretion establish a minimum deferral amount at any time or from time to time, may increase the maximum amount which may be deferred and may establish different minimum and maximum deferral amounts for different Participants. If no election is made, the amount deferred shall be zero.

4.2	Timing of Election.

(a)

Generally. A new election regarding Elective Deferrals will be required for each Plan Year. An election form must be delivered, in accordance with procedures established by the Administrator, before the end of the Plan Year preceding the Plan Year for which the election is to be effective, except as provided in paragraphs (b) through (e), below. No election shall be required with respect to Employer Contributions.

(b)

Initial Year of Eligibility. To the extent provided by the Administrator, elections for the Plan Year in which an individual first becomes an Eligible Executive or Eligible Director may be made within 30 days after such individual becomes an Eligible Executive or is elected as an Eligible Director. If an individual first becomes a Participant after the first day of a Plan Year, the election to defer shall only apply to that portion of the Eligible Compensation which has not yet been earned by the Participant as of the date the election is accepted by the Administrator.

(c)

Certain Forfeitable Rights. With respect to Eligible Compensation that is subject to a condition that the Eligible Executive provide at least 12 months of vesting service from the date the Eligible Executive obtains a “legally binding right” to such compensation (i.e. the grant date of a restricted stock or performance unit award, to the extent such compensation is determined to be Eligible Compensation), an election to defer such compensation may, if permitted by the Administrator, be made on or before the 30 th day following such date, provided the election is made at least 12 months in advance of the vesting date.

(d)

Performance-Based Compensation. If the Committee determines that Eligible Compensation qualifies as “performance-based compensation” within the meaning of section 409A of the Code, the Eligible Employee’s election to defer compensation with respect to such Eligible Compensation may be made at such time as is permitted by Treas. Reg. §1.409A-2(a)(8), provided such Eligible Executive is continuously employed through such date.

(e)

Timing of Elections for 2005. Pursuant to IRS Notice 2005-1, on or before March 15, 2005, Participants may make an election to defer compensation for service performed on or before December 31, 2005 but which had not yet been paid or became payable at the time of the election.

(f)	Effectiveness. An election shall be effective only upon its acceptance by the Company through transmission to the Vice President-Compensation, Benefits and HRIM or his or her designee.

4.3

Irrevocability. An election shall be irrevocable once accepted as final by the Administrator, and may not be revoked changed or altered, except as provided in this Section 4.3. Notwithstanding the foregoing, annual elections made under Section 4.2(a) shall be revocable as defined by the Administrator but no later than December 31, at which point they will become irrevocable.

ARTICLE 5

Contributions and Accounts

5.1

Participant Accounts. The Administrator shall establish an Account on the books and records of the Company to which shall be credited a Participant’s Elective Deferrals and Employer Contributions. The Administrator may establish one or more sub-accounts to reflect the Plan Year in which such deferral is made and the type of Eligible Compensation (or Employer Contribution) to which such sub account relates.

5.2	Vesting. A Participant shall be at all times 100% vested in his or her Account, except as otherwise determined by the Committee.

5.3	Timing of Credits.

(a)	Elective Deferrals attributable to a deferral in Base Salary shall be withheld from each regularly scheduled payroll in equal amounts, and likewise credited to a Participant’s Account.

(b)

Elective Deferrals attributable to a deferral of bonus, performance units or an Eligible Director’s annual retainer or stock award shall be withheld and credited to a Participant’s Account at the time the compensation would have been paid to the Participant, whether or not this occurs during the Plan Year itself.

(c)	Elective Deferrals attributable to a deferral of restricted stock shall be credited to a Participant’s Account immediately prior to such time as the restricted stock becomes vested.

(d)	Employer Contributions shall be credited to a Participant’s Account within 180 days of the close of the Plan Year to which the contribution relates.

5.4	Measurement Funds.

(a)

Accounting. The Administrator shall increase or decrease the balance in each Account as follows: (i) by adding the amount of the Participant’s Elective Deferrals and the amount of any Employer Contributions or other contributions or transfers to the Plan, (ii) crediting or debiting each Account with earnings and losses of the Measurement Funds, and (iii) subtracting distributions made to or on behalf of the Participant under this Plan.

(b)

Earnings. The Participant, in any manner permitted by the Administrator, may elect, from time to time, the Measurement Fund in which his or her Account shall be treated as having been invested. A Participant’s Accounts shall be treated as if invested in accordance with the Participant’s election, as determined by the Administrator, for purposes of debiting or crediting the balance in such Accounts to reflect the performance of the Measurement Fund. If the Administrator or the trustee of any trust established with respect to this Plan invests any assets in the investments selected as the Measurement Funds, no Participant shall have any right in or to such investments themselves, and the Participant’s rights shall at all times be only to receive the amount calculated under the terms of this Plan from the Company.

(c)

Company Stock Fund. Notwithstanding the foregoing, any election of the Company Stock Fund cannot be changed, except prospectively with respect to future contributions. In the case of deferrals of the receipt of Company stock, such deferrals shall be invested solely in the Company Stock Fund. Any amounts deferred representing shares of Company common stock shall be accounted for on a share by share basis, with appropriate adjustments to reflect changes in the capital structure of the Company, and shall, when distributed, be distributed in the form of common stock of the Company, subject to Section 13.3. Dividends shall be automatically reinvested in the Company Stock Fund

(d)

Expenses. In the discretion of the Administrator, plan expenses may be allocated to and reduce the balance in Participants’ Accounts. Any such allocation shall be borne equitably, as determined by the Administrator, among similarly situated Participants.

5.5

Special Transition Credit. The Account of any Participant who was given the opportunity to make a Transition Election with respect to his or her account under the Prior Plan shall be credited with an amount equal to his or her account balance under the Prior Plan at the time of the Transition Election.

5.6

Deferrals from Other Plans. The Committee may direct the Administrator and trustee to accept the transfer of amounts deferred by a Participant under a deferral plan or arrangement sponsored by the Company, another Participating Employer or by a former employer of the Participant.

5.7

Employment Taxes. For each Plan Year, arrangements satisfactory to the Administrator (including withholding from other compensation payable to the Participant) shall be made for the payment of the Participant’s share of any employment or other taxes payable with respect to Elective Deferrals, Employer Contributions and any earnings thereon.

ARTICLE 6

Distributions

6.1

Distributions. A Participant shall receive a distribution of his or her Accounts on the date, and in the form, elected by the Participant, subject to the provisions of this ARTICLE 6. All distributions under this Plan shall be in cash, except that any amount treated as invested in the Company Stock Fund under Section 5.4(b) shall be distributed in shares of voting common stock of the Company, valued at the time of distribution. The amount of distribution shall be reduced by applicable withholding in accordance with Section 13.3.

6.2

Election of Time and Form of Distribution. At the time of a deferral election under Section 4.2 or, in the case of Employer Contributions, before the expiration of the Plan Year preceding the Plan Year to which such Employer Contribution relates, each Participant shall elect the time of (in accordance with Section 6.3) and form of (in accordance with Section 6.4) distribution of Elective Deferrals and Employer Contributions for the applicable Plan Year. Elections shall be made on a year-by-year basis and different elections may be made with respect to the different types of Elective Deferrals and with respect to Employer Contributions. Such election shall, subject to Sections 6.5 and 6.6, be irrevocable except as provided in Section 6.7 or 6.8. In the absence of a timely election of an alternate time and form of distribution, a Participant’s vested account shall be paid in a lump sum upon Termination of Employment.

6.3	Time of Distribution. A Participant shall elect to have all or a portion of his or her Account distributed, subject to Section 6.5 and Section 6.6:

(a)	On such specified quarterly date(s) as permitted by the Administrator; or

(b)	Upon the quarterly distribution date next following Termination of Employment or other separation from service, subject to Section 6.9.

(c)	The Participant’s election of a date of distribution may only be changed consistent with Section 6.7.

Notwithstanding a Participant’s election of a specified distribution date, if the Participant has a Termination of Employment (including by reason of death) prior to the elected distribution date, the Participant’s Account shall be distributed in a single lump sum payment, except as permitted under Section 6.4 with respect to elections of installment distributions in connection with Terminations of Employment after attainment of Normal Retirement Age. This payment upon earlier Termination of Employment is intended to provide for payment on the “earlier” of two events in accordance with Treas. Reg. §1.409(a)-3(b).

6.4

Form of Distribution. A Participant shall elect, with respect to distributions on a specified date or with respect to distributions on account of Termination of Employment after attainment of Normal Retirement Age, that distributions may be made in a lump sum or in installments of from 2 to 10 years. Each installment distribution is treated as a “separate payment” for purposes of Code section 409A. If installments are elected, then the specified date of each installment shall be the anniversary of the first installment. The installment shall be calculated by multiplying the balance in the Account (or sub account) being distributed by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. Installment payments of amounts deferred in the form of Company Stock shall be determined using the procedures set forth in the preceding sentence, except that no fractional shares shall be distributed. By way of example, if the Participant elects 10 year installments, the first payment shall be 1 / 10 of the Account with respect to which this election is made. The following year, the payment shall be 1 / 9 of the then value of the Account, etc.

6.5	Automatic Distribution. Notwithstanding the foregoing:

(a)

All distributions, regardless of the date for distribution elected by the Participant, must commence no later than the calendar year following Termination of Employment or, with respect to Eligible Directors, termination of service as a director of the Company.

(b)	In the case of a Participant whose employment terminates before attaining Normal Retirement Age, distributions may only be made in the form of a lump sum.

(c)

If a Participant dies before his or her Account is completely distributed, the Participant’s remaining Accounts shall continue in effect under the terms of this Plan and shall be paid to the Participant’s Beneficiary in the form of a lump sum within 180 days of the date of death.

6.6	Additional Distribution Provisions.

(a)

Distribution on Change in Control. A Participant may elect to receive a distribution of upon a Change in Control. If such an election is in force with respect to a Participant upon the occurrence of a Change in Control, amounts payable on a Change in Control shall be paid to him or her in a lump sum as soon as possible following the occurrence of the Change in Control, but in no event later than 90 days following such event.

(b)

Distribution for Unforeseeable Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may request, in writing, a partial or full distribution from the Plan. The distribution shall not exceed the lesser of the sum of the Participant’s Account, calculated as if such Participant were receiving a distribution, in a lump sum, on termination of employment, or the amount reasonably needed to satisfy the Unforeseeable Emergency as determined by the Committee. In no event may the distribution pursuant to this Section 6.6(b) exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Distributions shall be made from all subaccounts proportionately. If the Committee grants the request for a distribution, it shall be made within 60 days of the date of approval.

(c)

Tax Reimbursement Distribution. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant, the Participant shall receive in distribution a Tax Reimbursement Distribution no later than the end of the year following the year the Participant remits the tax on such benefits. A Tax Reimbursement Distribution shall be accounted for as a distribution and shall reduce a Participant’s Account in a like amount.

6.7	Subsequent Deferral Election. A Participant may make a second election to change the time and form of the payment of the Participant’s Account previously elected pursuant to this Article 6, if:

(a)	the second election defers payment for a period of not less than 5 years for the date such payment would otherwise have been made;

(b)	the second election is made not less than 12 months prior to the date of the first scheduled payment; and

(c)	The second election does not take effect until at least 12 months after the date on which the election is made.

6.8

Transition Election. Participants may change the time or form of payment of the balance in his or her Account as of December 31, 2007 by means of a valid Transition Election completed prior to December 7, 2007.

6.9

Restriction on Distribution to Specified Employees. Notwithstanding the terms of any election or Plan provision, distribution to a Specified Employee made on account of separation from service may not be made before the quarterly distribution date (the “New Payment Date”) next following the date which is 6 months and 1 day after the date of separation from service as determined under section 409A of the Code. Distributions that otherwise would have been paid to the Participant during the period between the separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of the Plan and the Participant’s election.

6.10

Domestic Relations Orders. Notwithstanding anything herein to the contrary, payment under the Plans may be made to an individual other than the Participant, and such payment may be accelerated, to the extent necessary to fulfill a domestic relations order.

ARTICLE 7

Beneficiary Designation

7.1

Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of a Participating Employer in which the Participant participates.

7.2

Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary in accordance with procedures established by the Administrator. A Participant shall have the right to change a Beneficiary in accordance with the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled. The Company and trustee shall be entitled to rely on the last Beneficiary designation made by the Participant and accepted by the Administrator prior to his or her death.

7.3

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in this ARTICLE 7, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the then living issue of the Participant per stirpes and, if there is no such issue, to the executor or personal representative of the Participant’s estate.

7.4

Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to direct the Company to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

ARTICLE 8

Leave of Absence/Disability

8.1

Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence the Participant shall continue to be considered employed and the deferral elections shall continue during such paid leave of absence, unless and until such time as such leave of absence results in a Termination of Employment under the Plan.

8.2

Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed (unless and until such time as such leave of absence results in a Termination of Employment under the Plan) but the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status, except that deferral elections with respect to restricted stock shall be honored. Upon such expiration or return and absent a Termination of Employment, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

8.3

Disability. A Participant who is disabled and receiving short or long term disability payments from the Company’s disability carrier shall be treated in the same manner as a Participant on an authorized, unpaid leave of absence until the Participant’s employment is terminated or the Participant returns to active employment. Notwithstanding the foregoing, to the extent a disabled Participant is utilizing paid time off or is receiving similar leave or vacation pay from the Company, the Participant’s deferral elections shall continue.

ARTICLE 9

Termination, Amendment and Modification

9.1

Termination of the Plan. Although the Company anticipates that it will continue the Plan for an indefinite period of time, it reserves the right to terminate the Plan at any time, by action of the Committee. Notwithstanding any other provision of the Plan, in the event of Plan termination, Accounts shall be distributed to Participants in lump sum payments as soon as permitted under Treas. Reg. §1.409A-3(j)(4)(ix).

9.2

Amendment and Termination. The Board or the Committee may, at any time, amend or terminate the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Accounts in existence at the time of the amendment or termination, except as required by law in order to avoid penalty or additional tax. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

ARTICLE 10

Administration

10.1

Committee Duties. This Plan shall be administered by the Committee, who may delegate day-to-day administrative duties to the Administrator. The Committee shall also have the complete discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

10.2

Agents. In the administration of this Plan, the Committee or the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

10.3

Binding Effect of Decisions. The decision or action of the Committee or Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4

Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, the Administrator and any other employee of the Company to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, to the full extent permitted by law, if the individual was acting in the good faith belief that such action or failure to act was in the best interest of the Company and consistent with the terms of the Plan.

10.5

Employer Information. To enable the Committee or Administrator to perform its functions, the Company and every Participating Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants and such other pertinent information as the Committee may reasonably require.

ARTICLE 11

Claims Procedures

11.1

Presentation of Claim. Any Claimant may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

11.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, in which case such notice must also be set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part thereof;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 11.3 below.

11.3

Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

11.4

Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.

11.5

Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 12

Trust

12.1

Establishment of the Trust. The Company and each Participating Employer may establish one or more Trusts and the Company shall at least annually transfer over to the Trust such assets as the Company and each Participating Employer determines, in its sole discretion, are necessary to provide for its liabilities under the Plan.

12.2

Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, each Participating Employer, Participants and the creditors of the Company to the assets transferred to the Trust. The Company and each Participating Employer shall at all times remain liable to carry out its obligations under the Plan.

12.3

Investment of Trust Assets. The Trustee of any trust established with respect to this Plan shall be authorized, upon written instructions received from the Committee, to invest and reinvest the assets of the trust in accordance with the instructions and the terms of the applicable trust agreement.

12.4

Distributions from the Trust. The obligations of the Company and each Participating Employer under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce their obligations under this Plan.

12.5

Termination of the Trust. If the Trust terminates and benefits are distributed from the Trust to a Participant, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

ARTICLE 13

Miscellaneous

13.1

Other Benefits and Agreements. The benefits provided for a Participant and such Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

13.2

Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or any Participating Employer. For purposes of the payment of benefits under this Plan, any and all of the assets of the Company or Participating Employer shall be, and remain, the general, unpledged unrestricted assets of the Company or Participating Employer, respectively. Their obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.3

Withholding. Any withholding required under any applicable law with respect to any payment under this Plan shall be made as determined by the Administrator. Upon the distribution of shares of Company stock, to the extent that the tax withholding obligation resulting from such distribution exceeds the amount of cash included in such distribution, then such portion of the shares included in such distribution will, with no further action by the Participant, be automatically sold such that the proceeds of such sale equal (as nearly as reasonably possible) the minimum statutory withholding obligations, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that result form such distribution. This automatic sale provision is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, and shall be interpreted to comply with the requirements of such rule.

13.4

Payments that Would Violate Federal Securities Laws. Notwithstanding any provision of the Plan to the contrary, any payment scheduled to be made under the Plan will be delayed if the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law. Any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

13.5

Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that its deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment may be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Article 5. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code section 162(m). In the event that such date is determined to be after a Participant’s Termination of Employment and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Termination of Employment. This provision shall not be applicable to Terminations of Employment made in connection with a Change in Control.

13.6

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.7

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Participating Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless otherwise expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Participating Employer or to interfere with the right of the Company or any Participating Employer to discipline or discharge the Participant at any time.

13.8

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

13.9

Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company, the Committee and the Administrator from all further obligations under this Plan with respect to the Participant.

13.10

Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.

13.11

Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Compensation and Benefits Committee

c/o Corporate Compensation Department

PerkinElmer, Inc.

940 Winter Street

Waltham, MA 02451

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.12

Successors. The provisions of this Plan shall bind and inure to the benefit of the Company or any Participating Employer and their successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.13

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.14

Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person the Committee determines in good faith to be incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has signed this Plan document this 9th day of December, 2008.

PerkinElmer, Inc.

By:	/s/ Richard F. Walsh
Richard F. Walsh
Title:	SVP and Chief Administrative Officer

PerkinElmer, Inc.

2008 Deferred Compensation Plan

First Amendment

WHEREAS, PerkinElmer, Inc., a Massachusetts corporation (the “Company”) maintains the PerkinElmer, Inc. 2008 Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company wishes to cease future voluntary contributions to the Plan.

NOW, WHEREFORE, the Company amends the Plan as follows:

1.	Section 3.1(a) is amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan.”

2.	A new Section 4.1A is added to read in its entirety as follows:

“ Elective Deferrals Ceased. Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan. Elective Deferrals made with respect to the Plan Year beginning on January 1, 2010 (including Elective Deferrals with respect to compensation attributable to the Plan Year beginning on January 1, 2010 but payable after the close of the Plan Year) shall be the final Elective Deferrals under the Plan, and shall be credited to Participants’ Accounts as provided under Article 5.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be adopted on this 16th day of December, 2010.

PERKINELMER, INC.

By:	/S/ JOHN R. LETCHER
Title:	Senior Vice President, Human Resources

PerkinElmer, Inc.

2008 Deferred Compensation Plan

Second Amendment

WHEREAS, PerkinElmer, Inc., a Massachusetts corporation (the “Company”) maintains the PerkinElmer, Inc. 2008 Deferred Compensation Plan (the “Plan”), as amended by the First Amendment date December 17, 2010 (the “First Amendment”);

WHEREAS, the Plan was closed to future voluntary contributions effective January 1, 2011 pursuant to the First Amendment;

WHEREAS, the Company became the sole shareholder of BioLegend, Inc. (“BioLegend”), the sponsor of the BioLegend Deferred Compensation Plan (the “BioLegend Plan”) in a transaction that closed on September 17, 2021 (the “Transaction”);

WHEREAS, the BioLegend Plan has continued in place following the Transaction and has provided participating employees of BioLegend the opportunity to elect to make voluntary contributions for 2022 pursuant to “Compensation Deferral Agreements” entered into in accordance with the provisions of the BioLegend Plan; and

WHEREAS, the Company now wishes to merge the BioLegend Plan with and into the Plan, and to allow BioLegend Plan participants to continue voluntary contributions pursuant to their Compensation Deferral Agreements for 2022 (and for any subsequent periods, as may be determined by the Administrator (as defined in the Plan)).

NOW, WHEREFORE, the Company amends the Plan as follows effective as of March 23, 2022:

1.	A new Section 1.4 is added to the Plan to read in its entirety as follows:

“1.4 BioLegend Plan Merger. Provisions related to the merger of the BioLegend Deferred Compensation Plan with and into the Plan are set forth in Article 8A.”

2.	The last sentence of Section 3.1(a), as added by the First Amendment, is amended in its entirety to read as follows:

“Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan, except as provided in Article 8A with respect to BioLegend Participants.”

3.	Section 4.1A, as added by the First Amendment, is amended in its entirety to read as follows:

“Elective Deferrals Ceased; Limited Exception for BioLegend Participants. Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2011, no Elective Deferrals shall be permitted under the Plan, except as provided in Article 8A with respect to

BioLegend Participants. Elective Deferrals made with respect to the Plan Year beginning on January 1, 2010 (including elective Deferrals with respect to compensation attributable to the Plan Year beginning on January 1, 2010 but payable after the close of the Plan Year) shall be the final Elective Deferrals under the Plan for all Participants (other than BioLegend Participants), and shall be credited to Participants’ Accounts as provided under Article 5.”

4.	A new sentence is added to the end of Section 5.4(c) to read in its entirety as follows:

“BioLegend Participants shall not be eligible to elect the Company Stock Fund as a Measurement Fund or to otherwise participate in the Company Stock Fund.”

5.	New Article 8A is added to the Plan to read in its entirety as follows:

“ARTICLE 8A

Merger of BioLegend Plan

8A.1 Definitions. The following definitions are applicable to this Article 8A and related Plan references to the BioLegend Plan and BioLegend Participants.

“BioLegend” means BioLegend, Inc., a wholly owned subsidiary of the Company.

“BioLegend Account” means the account of a BioLegend Participant or a BioLegend Former Participant under the BioLegend Plan as of the BioLegend Plan Merger Date, as from time to time adjusted pursuant to Section 8A.2.

“BioLegend Former Participant” means a participant in the BioLegend Plan with a BioLegend Account who does not have a 2022 Compensation Deferral Agreement in effect at the BioLegend Plan Merger Date.

“BioLegend Participant” means an employee of BioLegend with a 2022 Compensation Deferral Agreement in effect on the BioLegend Plan Merger Date and any other BioLegend employee permitted to participate in the Plan by the Administrator. BioLegend Participants are identified on Schedule A.”

“BioLegend Plan” means the BioLegend Deferred Compensation Plan. The provisions of the BioLegend Plan, as amended by Amendment One thereto, governing contributions made pursuant to a 2022 Compensation Deferral Agreement and distributions with respect to the BioLegend Account are attached as Schedule B.

“BioLegend Plan Merger Date” means March 23, 2022 or such other date as is determined by the Administrator.

“2022 Compensation Deferral Agreement” means a Compensation Deferral Agreement (as defined in the BioLegend Plan) entered into with respect to 2022 compensation under the terms of the BioLegend Plan prior to the BioLegend Plan Merger Date.

8A.2 Plan Merger; BioLegend Plan and Elections to Govern BioLegend Accounts.

(a)

On the BioLegend Plan Merger Date, (i) the BioLegend Plan shall merge with and into the Plan, (ii) the BioLegend Accounts of all BioLegend Participants and BioLegend Former Participants shall transfer to the Plan and Trust as of the BioLegend Plan Merger Date, and (iii) 2022 contributions to the Plan on behalf of BioLegend Participants shall be made in accordance with the 2022 Compensation Deferral Agreements.

(b)

The BioLegend Accounts shall be credited or debited for (i) 2022 contributions (if any) made after the BioLegend Plan Merger Date pursuant to a 2022 Compensation Deferral Agreement, (ii) distributions of amounts attributable to contributions made to the BioLegend Account occurring on and after the BioLegend Plan Merger Date, and (iii) earnings and losses under Section 5.4 (based upon the BioLegend Participants’ elections as to Measurement Funds) for periods after the BioLegend Plan Merger Date.

(c)

It is the intention that the provisions of the BioLegend Plan, including elections made under the BioLegend Plan, shall govern the timing and amount of contributions and distributions from the BioLegend Accounts.

8A. 3 Future Elective Contributions. To the extent permitted by the Administrator, a BioLegend Participant may make Elective Contributions in accordance with Article 4 and the other provisions of the Plan for periods after 2022. Any such contributions shall be accounted for separately from the BioLegend Account.

8A.4 Plan Terms to Govern. Except as provided in this Article 8A, the BioLegend Accounts are subject to the terms of the Plan.”

6.	A new Schedule A is added to the Plan to read as attached on Exhibit 1.

7.	A new Schedule B is added to the Plan to read as attached on Exhibit 2.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be adopted on this 23rd day of March, 2022 in accordance with action of its Board on March 23, 2022.

PERKINELMER, INC.

By:	/s/ John L. Healy
Name: John L. Healy
Title: Vice President & Asst. Secretary

Exhibit 1

Schedule A

BioLegend Participants (as of March 23, 2022)

Exhibit 2

Schedule B

[Applicable Provisions Governing BioLegend Accounts]

. . .

ARTICLE II

Definitions

2.1

Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4

Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5	Board of Directors. Board of Directors means Board as defined in Section 2.5 of the PerkinElmer, Inc. 2008 Deferred Compensation Plan.

2.6	Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7

Change in Control. Change in Control means, with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer, (ii) a change in the effective control of the Participating Employer, or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

Change in Ownership. For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of the ownership” of such Participating Employer.

Change in Effective Control. A change in the effective control of the Participating Employer occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group owning more than 30% of the total fair market value or total voting power of the stock of such Participating Employer of additional shares of such Participating Employer shall not constitute a “change of effective control” of such Participating Employer, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(B).

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii). Notwithstanding anything to the contrary herein, with respect to a Participating Employer that is a partnership or limited liability company, Change in Control means only a change in the ownership of such entity or a change in the ownership of a substantial portion of the assets of such entity, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy. Any reference to a “majority shareholder” shall be treated as referring to a partner or member that (a) owns more than 50% of the capital and profits interest of such entity, and (b) alone or together with others is vested with the continuing exclusive authority to make management decisions necessary to conduct the business for which the partnership or limited liability company was formed.

2.8	. . .

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means Section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means Committee as defined in 2.8 of the PerkinElmer, Inc. 2008 Deferred Compensation Plan.

2.12	Company. Company means BioLegend, Inc., or after the BioLegend Plan Merger Date, PerkinElmer, Inc.

2.13

Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14

Compensation. Compensation means a Participant’s salary, bonus, commission, and such other cash or equity-based compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and excluding any compensation that is not U.S. source income.

2.15

Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts.

2.16

Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.17	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.18	Effective Date. Effective Date means January 1, 2020.

2.19

Eligible Employee. Eligible Employee means an Employee who is a member of a select group of management or highly compensated employees or an independent contractor who has been notified during an applicable enrollment of his or her status as an Eligible Employee. The Committee has the discretion to determine which Employees and independent contractors are Eligible Employees for each enrollment.

2.20	Employee. Employee means a common-law employee of an Employer.

2.21	Employer. Employer means the Company and each Affiliate.

2.22	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.323

Flex Account. Flex Account means a Separation Account or Specified Date Account established under the terms of a Participant’s Compensation Deferral Agreement. Unless the Committee specifies otherwise, a Participant may maintain no more than five (5) Flex Accounts at any one time.

2.24	Participant. Participant means an individual described in Article III.

2.25

Participating Employer. Participating Employer means the Company and each Affiliate who has adopted the Plan with the consent of the Company. Each Participating Employer shall be identified on Schedule A attached hereto.

2.26

Payment Schedule. Payment Schedule. Payment Schedule means the date as of which payment of an Account will commence and the form in which payment of such Account will be made under the terms of a payment election in effect for such Account under the terms of this Plan.

2.27

Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A- 1(e)) without regard to the satisfaction of the performance criteria.

2.28

Plan. Plan means the PerkinElmer, Inc. 2008 Deferred Compensation Plan, as amended. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.29	Plan Year. Plan Year means January 1 through December 31.

2.30

Retirement Account. Retirement Account means an Account established by the Committee to record Company Contributions and Deferrals allocated to the Retirement Account pursuant to a Participant’s Compensation Deferral Agreement, payable to a Participant upon Separation from Service in accordance with Section 6.3.

2.31

Separation Account. Separation Account means an Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 6.3. The Committee may limit the number of Separation Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.32	Separation from Service. Separation from Service means an Employee’s termination of employment with the Employer and all Affiliates.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor for the Employer, a Separation from Service shall occur only if the parties anticipate that the level of services to be provided as an independent contractor are such that a Separation from Service would have occurred if the Employee had continued to provide services at that level as an Employee. If, in accordance with the preceding sentence, no Separation from Service occurs as of the date the individual’s employment status changes, a Separation from Service shall occur thereafter only upon the 12-month anniversary of the date all contracts with the Employer have expired, provided the Participant does not perform services for the Employer during that time.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.21 of the Plan, except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in those sections.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.

2.33

Specified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable in a future year as specified in the Participant’s Compensation Deferral Agreement. The Committee may limit the number of Specified Date Accounts that may be maintained at any one time by a Participant, as set forth in the Plan’s enrollment materials.

2.34	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture has the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.35

Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.36	Valuation Date. Valuation Date means each Business Day.

ARTICLE III

Eligibility and Participation

3.1

Eligibility and Participation. All Eligible Employees may enroll in the Plan. Eligible Employees become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.

3.2

Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0). All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. An individual shall cease being a Participant in the Plan when his Account has been reduced to zero (0).

3.3

Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of eligibility) will have his or her Compensation Deferral Agreement for such year, if any, reinstated, but his or her eligibility to participate in the Plan in years subsequent to the year of rehire shall be governed by the provisions of Section 3.1.

ARTICLE IV

Deferrals

4.1	Deferral Elections, Generally.

(a)

An Eligible Employee may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, bonus or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)

A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)

The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to (75%) of their base compensation and up to (100%) of bonus, commissions, or other Compensation earned during a Plan Year.

(d)

Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, required employee benefit deductions, deferrals to 401(k) plans and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A. The Eligible Employee shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and whether to allocate Deferrals to the Retirement Account or to one or more Flex Accounts. If no designation is made, Deferrals shall be allocated to the Retirement Account.

4.2	Timing Requirements for Compensation Deferral Agreements.

(a)

Initial Eligibility. The Committee may permit an Eligible Employee to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after attaining Eligible Employee status and becomes irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)

Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)

Performance-Based Compensation. The Committee may permit an Eligible Employee to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)

the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)

Short-Term Deferrals. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A- 1(b)(4) to be deferred in accordance with the rules of Section 6.9, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 6.9(b) shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)). A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable on the latest date it could be submitted under Section 6.9.

(e)

Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(f)

“Evergreen” Deferral Elections. The Committee, in its discretion, may provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2.

A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3

Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to the Retirement Account or to one or more Flex Accounts. The committee may, in its discretion, establish in a written communication during enrollment a minimum deferral period for the establishment of a Specified Date Account (for example, the second Plan Year following the year Compensation is first allocated to such Accounts). In the event a Participant’s Compensation Deferral Agreement allocates a component of Compensation earned, the Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Specified Date Account having the next earliest payment year. If the Participant has no other Specified Date Accounts, the Committee will allocate the Deferral to the Retirement Account.

4.4

Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5

Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of vesting awards of Compensation shall become vested in accordance with the provisions of the underlying award.

4.6

Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if deferrals must be suspended under this Plan as a result of a hardship distribution under the Employer’s 401(k) plan, through the end of the Plan Year containing the last day on which deferrals must be suspended in accordance with the Plan and regulations issued under Code Section 401(k), and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

ARTICLE V

Company Contributions

5.1

Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions in the form of matching, profit sharing or other contributions to any Participant in any amount determined by the Participating Employer. Company Contributions are credited to the Participant’s Retirement Account.

Make-Up Matching Contribution. Company Contributions may take the form of “makeup” matching contributions, at the same matching contribution rate provided under the Company 401(k) plan with respect to Deferrals that reduce 401(k) plan compensation below the limitation set forth in Code Section 401(a)(17).

Supplemental Matching Contribution. Company Contributions may take the form of “supplemental” matching contributions, at the same contribution rate provided under the Company 401(k) plan with respect to compensation deferred above the compensation limit set forth in Code Section 401(a)(17).

Discretionary Company Contribution. Discretionary Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contributions in subsequent years.

5.2

Vesting. Company Contributions vest according the schedule specified by the Committee on or before the time the contributions are made. Make-up and supplemental matching contributions vest at the same rate as matching contributions under the Company 401(k) plan.

Deferrals of equity-based Compensation will vest as provided under the terms of the applicable award.

All Company Contributions become 100% vested, if while employed by an Employer, a Participant dies, becomes disabled, his or her Employer experiences a change in control as determined by the Company or the Participant attains age 65. In addition, and in its sole discretion, the Company may accelerate vesting for any Participant in any amount at any time.

ARTICLE VI

Payments from Accounts

6.1

General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to such Account under (i) Sections 6.2 or 6.3 (as elected) and (ii) Sections 6.4 through 6.6. Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV or in a valid modification election applicable to such Account as described in Section 6.9.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

6.2	Specified Date Accounts.

Commencement. Payment is made or begins in the year designated by the Participant.

Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to five (5) years.

The time and form of payment of Specified Date Accounts is unaffected by an earlier Separation from Service described in Section 6.3.

6.3	Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her vested Retirement Account and vested Separation Accounts.

Commencement. The Retirement Account and all Separation Accounts commence payment in the calendar year next following the calendar year in which Separation from Service occurs, unless the Company (in the case of a Company Contribution Account) or Participant elected a later year.

Form of Payment. The Retirement Account and Separation Accounts will be paid in a single lump sum unless Participant elected with respect to an Account to receive annual installments up to 15 years.

Notwithstanding any other provision of this Plan, payment to a Participant who is a “specified employee” as defined in Code Section 409A(a)(2)(B) will commence no earlier than six months following his or her Separation from Service.

6.4

Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year of the Participant’s death.

(a)

Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

(b)

No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5

Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Separation Accounts and then from the Specified Date Accounts, starting with the Account having the latest commencement date until fully distributed, then continuing in this manner with the next latest Account until the full amount of the distribution is made. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee. The Committee may specify that Deferrals will be distributed before any Company Contributions.

6.6

Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time.

6.7

Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

6.8

Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments. For purposes of Section 6.9, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article VII hereof until the Account is completely distributed.

6.9

Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by him or her with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable payment event, provided such modification complies with the requirements of this Section 6.9.

(a)

Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the date payments would have commenced under the Payment Schedule in effect prior to modification (the “Prior Election”).

(b)

Date of Payment under Modified Payment Schedule. The date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form, and not the commencement date for payment, payments shall commence on the fifth anniversary of the date payment would have commenced under the Prior Election.

(c)	Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.

(d)

Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules or payment events of any other Accounts.

. . .